Exhibit 99.1

Pediatrix Reaches Settlement with Colorado Medicaid

FORT LAUDERDALE, Fla. -- (BUSINESS WIRE) -- April 17, 2002 -- Pediatrix Medical Group, Inc., (NYSE: PDX - news) has entered into an agreement with the Colorado Department of Health Care Policy and Financing that concludes the State of Colorado’s three-year investigation into Pediatrix’s billings to Colorado’s Medicaid Program.

     In settling the investigation, Pediatrix agreed to make a cash payment of $1.3 million to the State of Colorado, which covers a refund of any overpayments by the Medicaid program to Pediatrix from January 1, 1996 to April 16, 2002, interest on any overpayments, and expenses incurred by the State of Colorado in connection with its investigation. In addition, Pediatrix has agreed to retain a third party to perform annual reviews of its billings to Colorado’s Medicaid program.

     The settlement agreement was reached in order to avoid the time and expense of litigation associated with disputed claims and there was no admission by Pediatrix of liability or violation of state or federal regulations. The settlement agreement also states that the Department does not dispute Pediatrix’s assertion that it did not intentionally or knowingly submit claims for Medicaid reimbursement that were in excess of amounts due.

     “This settlement agreement ends a three-year process with the Colorado Medicaid program that cast a cloud over our company,” said Roger J. Medel, M.D., Chairman and Chief Executive Officer of Pediatrix. “The mere presence of this investigation led to considerable uncertainty about Pediatrix. We are very pleased to be able to put this experience behind us and remove the lingering uncertainty and significant distractions to our management team.”

     The settlement payment will be recorded as an expense incurred during the 2002 first quarter. Excluding this expense, Pediatrix remains confident in its ability to meet its previously stated earnings guidance.

     The Colorado Medicaid investigation was brought to Pediatrix’s attention in April 1999, and it cooperated fully with Colorado officials throughout the process. Pediatrix’s attorneys also obtained an independent review of its Medicaid billings in Colorado that served as a basis for the settlement discussions with officials in Colorado.

     In general, Pediatrix believes that billing audits, inquiries and investigations from government agencies will continue to occur in the ordinary course of its business and in the healthcare services industry in general. Pediatrix’s previously stated policy is to disclose individual investigations based upon its analysis of the materiality of the investigations to Pediatrix. There can be no assurance as to whether any investigation will have a material adverse effect on its business, financial condition and results of operations.

About Pediatrix

Pediatrix was founded in 1979. Its neonatal physicians provide services at more than 185 Neonatal intensive care units and through Obstetrix its perinatal physicians provide services in many markets where Pediatrix’s neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 590 physicians in 27 states and Puerto Rico. Additional information is available on the Internet: www.pediatrix.com.

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Except for historical information, matters discussed in this release include forward-looking statements that involve risks and uncertainties including, but not limited to, business, financial and integration risks. In addition, Pediatrix details other risk factors in its Annual Report on Form 10-K for the year ended December 31, 2001, filed with the U.S. Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from those projected or anticipated in the forward-looking statements.

The forward-looking statements in this press release are made as of the date hereof based on management’s current beliefs and expectations, and the Company undertakes no obligation to update or revise any such statements, whether as result of new developments, new information or otherwise.